Exhibit 10.4(d)

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of July 29, 2009, by and between Singulex, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated May 15, 2007 by and between Borrower to Lender, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modification(s) to Loan and Security Agreement:

1)                                      Effective August 11, 2008, the following defined term in Section 1.1 entitled “Definitions” is hereby added, amended, or restated as follows:

“Asset Coverage Ratio” means all unrestricted cash and cash equivalents in which Bank has a first priority security interest (including those which are otherwise deemed to be Permitted Investments), plus the amount available as of the date of measurement to be advanced under the Revolving Line, divided by all Obligations owed to Bank (excluding cash secured Obligations).

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Revolving Maturity Date” means May 26, 2010.

2)                                      The following subsection in Section 6.3 entitled “Financial Statements, Reports, Certificates is hereby amended as follows:

(a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a deferred revenue schedule in a form acceptable to Bank;

3)                                      The second paragraph in Section 6.3 entitled “Financial Statements, Reports, Certificates is hereby amended as follows:

At any time that an Advance is outstanding, within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

4)                                      The fourth paragraph in Section 6.3 entitled “Financial Statements, Reports, Certificates is hereby amended as follows:

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing, and the obligation of Bank to make any additional Credit Extensions under the Revolving Line is subject to Bank’s receipt of a satisfactory audit of Borrower’s Accounts and the Collateral.

5)                                      Section 6.7 is hereby amended as follows:

6.7                               Accounts.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain all of its depository, operating, and investment accounts with Bank, provided however Borrower may maintain investment accounts outside of Bank so long as the investment account holders enter into an Account Control Agreement with Bank. Such Account Control Agreement must be in a form and substance acceptable to Bank, and must be executed prior to any additional Credit Extensions under the Revolving Line.

6)                                      Section 6.8 is hereby amended in its entirety to read as follows:

6.8                               Asset Coverage Ratio.  Borrower shall maintain at all times an Asset Coverage Ratio of at least 1.50 to 1.00, to be measured on a monthly basis.

7)                                      The obligation of Bank to make additional Credit Extensions under the Revolving Line after the date hereof is subject to the condition precedent that Bank shall have received the following, in a form and substance satisfactory to Bank, (i) a satisfactory audit of Borrower’s Accounts and the Collateral, and (ii) any Account Control Agreements as required in Section 6.7, as amended hereof.

3.                                       CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.                                       PAYMENT OF FACILITY FEE AND RENEWAL DUE DILIGENCE FEE.  Borrower shall pay Lender a fee in the amount of $2,500 (“Facility Fee”) and a fee in the amount of $50 (“Renewal Due Diligence Fee”) plus all out-of-pocket expenses in connection with the amendment and renewal of the facility.

5.                                       NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7.                                       CONDITIONS.  The effectiveness of this Loan and Security Modification Agreement is conditioned upon payment of the Facility Fee and the Renewal Due Diligence Fee.

8.                                       COUNTERSIGNATURE.  This Loan and Security Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

SINGULEX, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Philippe Goix	By:	/s/ Michael Lederman
Name:	Philippe Goix	Name:	Michael Lederman
Title:	President & CEO	Title:	SVP